Limited Power of Attorney
Securities Law Compliance


I, as an officer or director of SVB Financial Group and subsidiaries, appoint Karen Hon, Annie Loo and Kamran
Husain, and each of them, my true and lawful attorney in fact and agent to complete and execute Forms 144, Forms 3, 4 and 5 and other forms as the attorney determines in his or her discretion are required or advisable pursuant to Rule 144 under the Securities Act of 1933, as amended,
Section 16 of the Securities Exchange Act of 1934, as amended, or the Securities and Exchange Commissions rules and regulations, or any successor laws or regulations, as a consequence of my ownership, acquisition or disposition of securities of SVB
Financial Group, and to do all acts necessary in order to file such forms with the Securities and Exchange Commission, any securities exchange or national association, and other person or agency as the attorney deems appropriate. I ratify and confirm all that the attorneys in fact and agents do or cause to be done.

This Limited Power of Attorney is executed in Santa
Clara, CA as of the date below and shall remain effective until July 31, 2013, unless I am no longer required to complete said forms.






			Signature /s/Harry W Kellogg, Jr.


			Harry W. Kellogg, Jr.

			Type or Print Name

			Dated: May 22, 2012



Witness:


/s/ Cynthia MacQuarrie and Susan Scavulo
Signature

Cynthia MacQuarrie and Susan Scavulo
Type or Print Name

Dated: May 22, 2012